PROSPECTUS SUPPLEMENT	REGISTRATION NO. 333-31226
(To Prospectus dated August 15, 2007)	Filed Pursuant to Rule 424(b)(3)

1,000,000,000 Depositary Receipts
Broadband HOLDRS (SM) Trust

This prospectus supplement supplements information contained in the prospectus dated August 15, 2007 relating to the sale of up to 1,000,000,000 depositary receipts by the Broadband HOLDRS (SM) Trust.

The share amounts specified in the table in the “Highlights of Broadband HOLDRS” section of the base prospectus shall be replaced with the following:

Name of Company	Ticker	Share Amounts	Primary Trading Market
Applied Micro Circuits Corporation(1)	AMCC	.5	NASDAQ
Broadcom Corporation CL A	BRCM	3	NASDAQ
Ciena Corporation	CIEN	0.2857	NASDAQ
Conexant Systems, Inc.	CNXT	2	NASDAQ
Corning, Inc.	GLW	9	NYSE
JDS Uniphase Corporation	JDSU	1.475	NASDAQ
Alcatel-Lucent	ALU	5.6608	NYSE
LSI Corporation	LSI	1.7247	NYSE
Motorola, Inc.	MOT	18	NYSE
Mindspeed Technologies	MSPD	0.6667	NASDAQ
Nortel Networks Corporation	NT	2.8	NYSE
PMC-Sierra, Inc.	PMCS	1	NASDAQ
Qualcomm Incorporated	QCOM	16	NASDAQ
RF Micro Devices, Inc.	RFMD	2	NASDAQ
Skyworks Solutions, Inc.	SWKS	0.702	NASDAQ
Sycamore Networks, Inc.	SCMR	3	NASDAQ
Tellabs, Inc.	TLAB	4	NASDAQ

(1)           Effective December 11, 2007, Applied Micro Circuits Corporation began trading under the NASDAQ ticker “AMCCD.”

Effective December 13, 2007, deposits of Applied Micro Circuits Corporation (NASDAQ ticker “AMCCD”), an underlying constituent of the Broadband HOLDRS Trust, for creation of Broadband HOLDRS, decreased to 0.5 shares per round lot of 100 Broadband HOLDRS due to the 1 for 4 reverse stock split of Applied Micro Circuits Corporation.

Effective January 10, 2008, Applied Micro Circuits Corporation (NASDAQ ticker “AMCCD”), an underlying constituent of the Broadband HOLDRS Trust, changed its ticker symbol back to “AMCC.”

The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

The date of this prospectus supplement is December 31, 2007.